American Homes 4 Rent CFO Resigns

AGOURA HILLS, Calif., Feb. 19, 2014 /PRNewswire/ -- American Homes 4 Rent (NYSE: AMH) today announced that Peter J. Nelson, Chief Financial Officer, will resign his position, following a transition period, to pursue other career interests. Mr. Nelson joined the company as Chief Financial Officer in 2012.

The company has begun the process of identifying Mr. Nelson's successor. Mr. Nelson is expected to remain with the company into the second quarter to complete the company's year-end financial reporting and to provide for an orderly transition for his replacement.

"I would like to thank Pete for his contributions to American Homes 4 Rent," said David P. Singelyn, Chief Executive Officer. "Pete was instrumental to the success of the company's initial public offering last year, other capital-raising activities and building the financial infrastructure of the company. The experienced financial team he established will help ensure a seamless transition. On behalf of American Homes 4 Rent, I wish him the best for the future."

"I very much appreciated the opportunity to serve as Chief Financial Officer of American Homes 4 Rent during this exciting time," said Mr. Nelson. "I look forward to watching the company continue to grow and thrive with the foundation and management team we have in place."

About American Homes 4 Rent

American Homes 4 Rent is an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating single-family homes as rental properties. As of September 30, 2013, we owned 21,267 single-family properties in selected submarkets in 22 states. We are a leader in the single-family home rental industry and "American Homes 4 Rent" is fast becoming a nationally recognized brand for rental homes known for high quality, good value and tenant satisfaction. Our common stock is a component of the Russell 1000 and Russell 3000 Indexes.

Additional information about American Homes 4 Rent is available on our website at www.americanhomes4rent.com.

Forward-Looking Statements

This press release contains "forward-looking statements." These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and include the company's expectations with respect to the timing of locating a successor for Mr. Nelson. These forward-looking statements involve significant risks and uncertainties, most of which are difficult to predict and many of which are beyond the company's control, which could cause actual results to differ materially from expected results. For more information about potential factors that could affect the company's business, as well as risks relating to the company's business in general, see the company's prospectus dated December 20, 2013, included in Amendment No. 2 to our Registration Statement on Form S-11 (File No. 333-192592) filed with the Securities and Exchange Commission on December 20, 2013.

The Company has based these forward-looking statements on its current expectations and assumptions about future events. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by law.

Contact: David P. Singelyn
American Homes 4 Rent
Tel: (855) 794-2447